Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 x 2553 nigney@shipwreck.net

Odyssey Marine Exploration Appoints Greg Stemm as

Chairman and Chief Executive Officer

Tampa, FL – January 7, 2008 – The Board of Directors of Odyssey Marine Exploration (NasdaqCM:OMEX), the world leader in the field of deep-ocean shipwreck exploration, has appointed Odyssey Co-founder Greg Stemm to the positions of Chief Executive Officer and Chairman of the Board effective January 3, 2008. The Board also appointed two new directors, Mark D. Gordon and Bradford B. Baker, and selected Dr. David Bederman to serve as Lead Director effective January 1, 2008.

Stemm will replace Co-founder John C. Morris as CEO and Chairman who on January 3, 2008 transitioned to a consulting role with Odyssey Marine Exploration.

“John Morris and I have worked together as a team building Odyssey from the ground up into the leading shipwreck exploration company in the world,” commented Greg Stemm, incoming CEO and Chairman. “Throughout the years, John has been an invaluable friend and an integral contributor to the Company’s successful development. Today, Odyssey is in the strongest position, both financially and strategically, that we have ever been in, and I am confident that the momentum will continue uninterrupted. I am very pleased to have the benefit of John’s strategic thinking and input as he continues to serve Odyssey as a consultant.”

“As many of our friends and investors know, I have been dealing with serious health issues for some time now. I have therefore made the decision that it is in Odyssey’s best interest that Greg takes over my offices. I am very proud of what we have built over the years, and with Greg at the helm I feel fully confident about the Company’s future. I am excited to still be able to serve Odyssey by providing ongoing consulting services, and by continuing to maintain a substantial amount of my personal assets in the Company,” said John C. Morris, outgoing CEO and Chairman.

Greg Stemm has served as Executive Vice President and as a member of the Board of Directors since May 1994, and as Co-Chairman since February 2006. Mr. Stemm has extensive experience in managing all aspects of shipwreck exploration operations since entering the field in 1986, including deep-ocean search and robotic archaeological excavation on a number of projects. A pioneer in the emerging field of deep-ocean exploration, he has played a primary role in the development of new technologies and the development of private sector standards for underwater cultural heritage resource management. A panelist at the 1998 Law of the Sea Institute, Stemm was appointed for four consecutive terms to the United States delegation to the United Nations Educational, Scientific and Cultural Organization (UNESCO) expert meeting to negotiate the “Draft Convention for the Protection of Underwater Cultural Heritage.”

- more -

www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057

Stemm was selected as a Fellow of the Explorers Club, and was the founder and past-president of the Professional Shipwreck Explorers Association (ProSEA). He also served as a founding director (1986-93) and international president (1992-93) of YEO (Young Entrepreneurs Organization) and was also a founding member of the World Entrepreneurs Organization, where he served on the International Board of Directors (1997-98).

Mark D. Gordon, current Odyssey President and Chief Operating Officer, and Brad Baker both joined the Odyssey Board of Directors on January 1, 2008.

Mark D. Gordon joined Odyssey Marine Exploration in January 2005. He was appointed Executive Vice President of Sales and Business Development in January 2007, and President and Chief Operating Officer in October 2007. Prior to joining Odyssey Gordon owned and managed four different entrepreneurial ventures from 1987 to 2003 including Synergy Networks which he sold to the Rockefeller Group in 2003. He subsequently served as President of Rockefeller Group Technology Services Mid Atlantic (RGTSMA), a member of Rockefeller Group International, from September 2003 to December 2004.

Brad Baker re-joined the Odyssey Board of Directors after a successful first tenure from 1997, prior to the Company going public, until his resignation in 2000. A nationally recognized business leader, manager, and strategist who has successfully guided several companies through explosive growth, Mr. Baker currently serves as CEO of Nexus Biometrics, Inc., a leading fingerprint biometric company he founded in 2004. He is also President of Bramar Developers, Inc., a large scale real estate development company which he founded in 1998. Mr. Baker will be serving on the compensation, audit and governance committees.

In addition, Dr. David Bederman, one of the world’s leading admiralty lawyers and a professor of law at Emory University in Atlanta, Georgia has been named Lead Director. A board member since January 2006, he will continue to serve on the governance and compensation committees and also assist the Chairman of the Board with board management and leadership.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the largest historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit is currently on display at the Museum of Science and Industry in Tampa, FL. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

- more -

www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057

For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776.

# # #

® SS Republic is a registered trademark of Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

www.shipwreck.net

P.O. Box 320057, Tampa, FL 33679-2057